UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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                   Balcor/Colonial Storage Income Fund - 85
               (Name of Registrant as Specified In Its Charter)

                                     Same

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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    to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4)Proposed maximum aggregate value of transaction:

  5)Fee paid:

x   Fee paid previously with preliminary materials.

x   Check box if any part of the fee is offset as provided by Exchange Act
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                              $11,950

  2)Form, Schedule or Registration Statement No.:  SCHEDULE 14A

  3)Filing Party: Balcor/Colonial Storage Income Fund - 85


  4)Date Filed:  November 4, 1997

                   BALCOR/COLONIAL STORAGE INCOME FUND - 85

                               November 4, 1997

Dear Investor:

     Balcor/Colonial Storage Income Fund - 85 (the "Partnership") is soliciting your consent to a proposed sale of all 69 mini-warehouse facilities (the "Facilities") owned by the Partnership to Value Storage, Ltd., a Texas limited partnership ("Value Storage"), for $59,750,000. The General Partners of the Partnership are Balcor Storage Partners-85 ("Balcor") and Colonial Storage 85, Inc. ("Colonial"). The Partnership has entered into an Agreement of Sale dated as of September 4, 1997 with Value Storage, as amended by a First Amendment to Agreement of Sale dated September 17, 1997 and a Second Amendment to Agreement of Sale dated October 28, 1997 (the "Purchase Agreement"). The sale of the Facilities is conditioned upon, among other things, the approval of the holders of a majority of the outstanding Partnership interests ("Units"). If approved, the sale is expected to close in December 1997, assuming all other conditions of the Purchase Agreement are satisfied. Therefore, your prompt response to this solicitation will be appreciated.

     Balcor recommends approval of the proposed sale of the Facilities for the reasons stated in its letter to the Limited Partners enclosed herewith.
Because an affiliate of Colonial expects to be engaged as property manager of the Facilities if the proposed sale is approved, Colonial has taken a neutral position with respect to the proposed sale of the Facilities. If the Limited Partners approve the transaction and the sale of the Facilities to Value Storage is consummated, the General Partners expect to liquidate the Partnership as soon thereafter as is practicable and distribute the net proceeds from the sale of the Facilities and any other funds of the Partnership available for distribution in the manner set forth in the Amended and Restated Agreement and Certificate of Limited Partnership (the "Partnership Agreement"). The distributions in liquidation are estimated to be approximately $208 to $211 per Unit. The final determination of any distributions in liquidation would depend on certain amounts that may vary through and until the date of closing, including (i) net proceeds from the sale after prorations, (ii) closing and solicitation costs and (iii) net cash receipts and working capital reserves from operations prior to closing. If the sale to Value Storage is consummated and a liquidating distribution of $208 per Unit is paid, Limited Partners will have received distributions over the lifetime of the Partnership totaling approximately $441 per Unit (based on an original investment of $250 per Unit).

     The General Partners urge you to carefully review the enclosed Consent Solicitation as soon as possible, complete the enclosed consent form and return it in the business-reply envelope not later than November 21, 1997. The affirmative vote of holders of a majority of the outstanding Units must be received in order to consummate the proposed sale of the Facilities.
Therefore, failure to vote is the equivalent of voting against the proposed sale of the Facilities.

     Should you have any questions regarding the proposed sale, please contact MAVRICC Management Systems, Inc. at (800) 422-5267. Your prompt response to this solicitation will be appreciated.


Very truly yours,                     Very truly yours,

/s/James R Pruett                     /s/Thomas E. Meador

James R. Pruett, President            Thomas E. Meador, Chairman
Colonial Storage 85, Inc.             Balcor Storage Partners-85

                          BALCOR STORAGE PARTNERS-85
                         Bannockburn Lake Office Plaza
                        2355 Waukegan Road, Suite A200
                          Bannockburn, Illinois 60015
                                (847) 267-1600

Dear Investor:

Balcor Storage Partners-85 ("Balcor"), one of the general partners of Balcor/Colonial Storage Income Fund-85 (the "Partnership") is soliciting your vote in favor of a proposed sale of the 69 properties (the "Facilities") owned by the Partnership to Value Storage, Ltd., a Texas limited partnership ("Value Storage") for a sale price of $59,750,000. Balcor strongly recommends you vote in favor of the sale. Balcor believes that now is the time to sell, and that the price offered by Value Storage is a fair and attractive one. Balcor has reached these conclusions for a number of reasons:

The market for mini-warehouse storage facilities is currently quite strong. Readily available capital, relatively low interest rates and favorable property operating performance have led institutional investors to aggressively seek to expand their portfolios of mini-warehouse facilities. There is no assurance that this favorable acquisition environment will continue as changes in any of these factors could negatively impact market values.

Operations of the Facilities have reached the point where they should be sold. Balcor believes that continuing to hold the Facilities represents a risk. On average, the Partnership's Facilities were built more than 20 years ago and tend to be smaller and possess fewer amenities than those built today. There has been considerable new development in certain of the markets where the Facilities are located and Balcor believes that this increase in competition may have a negative impact on the Facilities' future rents and occupancies. As stated in the 1996 Annual Report to Investors, operating results for 1996 were lower than originally budgeted primarily due to increased competition resulting from new development and expansion of existing self-storage facilities in various markets. This trend has continued through September 30, 1997, with revenues remaining flat compared to the same period in 1996. Moreover, the Facilities' age and the increase in competition has led Balcor to conclude that increased maintenance and capital expenditures will be needed in the future if the Facilities are to remain competitive. If our expectation is correct, this combination of increased expenditures and declining or, at best, flat revenues will result in a significant decrease in Partnership distributions from previous levels.

Balcor believes that the offered purchase price for the Facilities is an excellent price in today's market. When the decision was made to test the market for the Facilities late last summer, bid proposals were solicited from all of the major institutional owners of mini-warehouse facilities. This bid process produced a proposed sale to Acquiport/Amsdell I Limited Partners, a Delaware limited partnership. Subsequently, Value Storage (which has not heretofore owned mini-warehouse facilities) made an even higher offer which has been accepted by the Partnership. Balcor strongly believes that the process has resulted in an excellent price for the Facilities. In conjunction with the sale, Balcor engaged Robert A. Stanger and Co. ("Stanger"), a nationally recognized company with a particular expertise in mini-warehouse storage facilities, to consider the fairness of the proposed sale. Based upon its review, which included a physical inspection of 30 of the Facilities, a review of the sales procedures and a review of the operating statements and related financial information of the Partnership and the Facilities, Stanger has concluded that the price offered by Value Storage is fair. The opinion rendered by Stanger in all respects meets the standards in the industry for fairness opinions to the Partnership from a financial point of view.

The Partnership is well beyond its original anticipated holding period for the Facilities. The Partnership has owned the Facilities for more than 12 years, well beyond the five to ten year holding period contemplated by the original prospectus. Through October 1997, investors have received total distributions of approximately $233 per $250 Unit. Balcor strongly believes the current level of distributions cannot continue and that the market value of the Facilities will decline, especially if future capital improvements are not implemented. This proposed sale represents, in Balcor's opinion, the best opportunity to liquidate the Partnership's holdings in the near term. Based upon the projected closing costs and combined with additional funds the Partnership expects to have through the projected closing date, an initial distribution of approximately $208 per Unit is projected to be distributed if the Value Storage sale is closed. Added to prior distributions, this would represent total distributions to investors of approximately $441 per Unit or an average annual return of 6.4%.

Balcor urges you to review the enclosed Consent Solicitation carefully and indicate your vote by completing the enclosed ballot, marking it FOR the sale to Value Storage, and returning it in the business reply envelope as soon as possible but in no event later than November 21, 1997. The affirmative vote of holders of a majority of the outstanding Units must be received in order to consummate the proposed sale of the Facilities.

Should you have any questions regarding the proposed sale or Balcor's recommendation, please contact us at (847) 267-1600. Your prompt response is appreciated.

Very truly yours,

/s/Thomas E. Meador
-------------------
Thomas E. Meador
Chairman
Balcor Storage Partners-85

                               TABLE OF CONTENTS
                                                                      Page

     INTRODUCTION                                                       1

     VOTING RIGHTS                                                      2
          Record Date                                                   2
          Required Vote/Dissenters' Rights                              2
          Voting Instructions                                           2
          Questions and Assistance                                      2

     BACKGROUND                                                         3
          The Partnership                                               3
          The General Partners and the Partnership                      3
          Tender Offers for the Units                                   3
          Bid Process for the Sale of the Facilities                    4
          Fairness Opinion                                              5
          Agreements of Colonial and Balcor Regarding Proposed Sale     7

     RECOMMENDATIONS OF THE GENERAL PARTNERS                            9
          Recommendation of Balcor                                      9
          Position of Colonial                                          9
          Additional Considerations                                     9

     PLAN OF SALE AND LIQUIDATION                                      11
          Description of the Purchaser                                 11
          Description of Facilities                                    11
          Summary of Purchase Agreement                                13
          Liquidation of Partnership                                   14
          Distributions in Liquidation                                 15
          Rejection of Sale                                            17
          Regulatory Compliance                                        17
          Accounting Treatment                                         17
          Certain Federal Income Tax Consequences                      17

     SOLICITATION PROCEDURES AND EXPENSES                              19

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT    19

     LEGAL PROCEEDINGS                                                 19

     ADDITIONAL INFORMATION                                            19

     FINANCIAL INFORMATION                                             20
          Selected Financial Data                                      20
          Management's Discussion and Analysis of Financial Condition
            and Results of Operations                                  20
          Operations                                                   21
          Liquidity and Capital Resources                              22
          Financial Statements and Supplementary Data                  24
          Changes in and Disagreements with Accountants on
               Accounting and Financial Disclosure                     24

     INDEX TO FINANCIAL STATEMENTS                                    F-1

     APPENDIX A                                                      AP-1

                   BALCOR/COLONIAL STORAGE INCOME FUND - 85

                             CONSENT SOLICITATION
                              OF LIMITED PARTNERS

                                 INTRODUCTION

     This Consent Solicitation is being furnished to the limited partners (the "Limited Partners") of Balcor/Colonial Storage Income Fund - 85, an Illinois limited partnership (the "Partnership"), in connection with the solicitation of the approval of the Limited Partners of the proposed sale of substantially all of the assets of the Partnership, consisting of 69 mini-warehouse facilities (the "Facilities"). The sale of the Facilities is proposed to be made pursuant to the terms of an Agreement of Sale dated September 4, 1997 (the "Original Purchase Agreement"), as amended by a First Amendment to Agreement of Sale dated September 17, 1997 (the "First Amendment"), and a Second Amendment to Agreement of Sale dated October 28, 1997 (the "Second Amendment," and collectively, the "Purchase Agreement"), between Value Storage, Ltd., a Texas limited partnership ("Value Storage"), and Balcor Storage Partners - 85 ("Balcor") and Colonial Storage 85, Inc. ("Colonial") in their capacity as general partners of the Partnership (the "General Partners"). Value Storage is not affiliated with the Partnership or either General Partner, although if the sale of the Facilities is consummated an affiliate of Colonial expects to manage such Facilities on behalf of Value Storage. If approved, the sale is currently expected to close in December, 1997, assuming all conditions of the Purchase Agreement are satisfied. Unless extended, the Purchase Agreement automatically terminates in the event the holders of a majority of the outstanding Units have not consented to the proposed transaction on or before January 15, 1998. See "Plan of Sale and Liquidation - Summary of Purchase Agreement."

     If the sale of the Facilities is approved and the closing occurs, the General Partners intend to liquidate the Partnership as soon thereafter as is practicable and distribute the net proceeds of the sale of the Facilities and any other funds of the Partnership available for distribution in the manner set forth in the Amended and Restated Agreement and Certificate of Limited Partnership (the "Partnership Agreement"). See "Plan of Sale and Liquidation - Liquidation of Partnership." The distributions in liquidation are estimated to be $208 to $211 per Unit. An initial distribution of at least $208 per Unit is expected to be made no later than 30 days after the sale of the Facilities is consummated. The final determination of any distribution in liquidation would depend on certain amounts that may vary up through the date of closing, including (i) net proceeds from the sale after prorations, (ii) closing and solicitation costs and (iii) net cash receipts and working capital reserves from operations prior to closing. See "Plan of Sale and Liquidation - Distributions in Liquidation." Upon the completion of the liquidation, the operations of the Partnership would cease.

     This Consent Solicitation and the accompanying form of consent are first being mailed to the Limited Partners on or about November 4, 1997.

            BALCOR URGES YOU TO VOTE BY MARKING THE ENCLOSED CONSENT FORM "FOR" THE SALE AND SIGNING AND MAILING THE FORM TO MAVRICC MANAGEMENT SYSTEMS, INC. IN THE ENCLOSED RETURN ENVELOPE BY NOVEMBER 21, 1997.

                                 VOTING RIGHTS

Record Date

     The General Partners have designated October 1, 1997 as the record date (the "Record Date") for the determination of Limited Partners entitled to vote on the sale of the Facilities. As of the Record Date, there were 276,918 Units outstanding, held by approximately 6,583 Limited Partners.

Required Vote/Dissenters' Rights

     Pursuant to Section 15.3 of the Partnership Agreement, the sale of all or substantially all of the real property assets of the Partnership in a single transaction requires the consent of holders of a majority of the outstanding Units. Each Unit is entitled to one vote on the proposal and the affirmative vote of the holders of a majority of all outstanding Units is required to approve the sale.

     If Limited Partners holding a majority of the outstanding Units approve the transaction, the General Partners will consummate the sale of the Facilities as contemplated by the Purchase Agreement and commence the liquidation of the Partnership as soon as practicable.

     Unit holders are not afforded any dissenters' rights under the Uniform Limited Partnership Act of the State of Illinois or under the Partnership Agreement.

Voting Instructions

     Please complete the enclosed form of ballot, date and sign it as indicated and return it to MAVRICC Management Systems, Inc. ("MAVRICC"), in the enclosed return envelope. MAVRICC will also accept ballots delivered by telecopy to telecopier number (248) 614-4536. Ballots will be counted on or about November 21, 1997, which date may be extended at the discretion of Balcor. The solicitation of votes will cease (but no earlier than November 21, 1997) if MAVRICC receives the affirmative vote of the holders of a majority of outstanding Units. If no direction is indicated on the consent form, signed ballots will be counted as votes "FOR" the proposed sale of the Facilities.

     You may change your ballot at any time prior to the Partnership receiving the affirmative vote of the holders of a majority of the outstanding Units, by mailing a properly executed ballot bearing a later date or by mailing a signed, written notice of revocation to the attention of MAVRICC. Revocation of a ballot will be effective upon receipt by MAVRICC of either (i) an instrument revoking the ballot or (ii) a duly executed ballot bearing a later date. Ballots and this Consent Solicitation were first mailed to Limited Partners on November 4, 1997.

     Questions and Assistance

     If you have not received a ballot form or you have questions or need assistance in voting, please call MAVRICC at (800) 422-5267.

                                  BACKGROUND

The Partnership

     The Partnership was formed in September 1983 pursuant to the Uniform Limited Partnership Act of the State of Illinois for the purpose of acquiring, developing, owning, operating, leasing and holding for capital appreciation and current income, mini-warehouse facilities offering storage space for personal and business use. The Partnership acquired 69 mini-warehouse facilities in 1985 from affiliates of Colonial. In addition, the Partnership acquired four facilities from nonaffiliated entities in 1986. The Partnership sold one property in each of 1989 and 1990 and two properties in 1993. The Facilities proposed to be sold to Value Storage are the only properties currently owned by the Partnership. For additional information concerning the Facilities, see "Plan of Sale and Liquidation - Description of Facilities." As of September 30, 1997, the Partnership had 42 full-time employees and 46 part-time employees engaged in its operations.

The General Partners and the Partnership

     The General Partners of the Partnership are Balcor and Colonial. The General Partners have served as general partners of the Partnership since its formation in 1983. The officers, directors and employees of Balcor and Colonial and their affiliates perform certain services for the Partnership. The Partnership's Facilities are managed by Colonial Storage Management-85, Inc. (the "Property Manager"), an affiliate of Colonial.

     In June 1985, the Partnership commenced an offering to the public in which 276,918 Units were sold. At the time of the offering, the Partnership stated in the offering prospectus (the "Prospectus") that its principal objectives were (i) to preserve and protect the Limited Partners' capital; (ii) to provide Limited Partners with regular quarterly cash distributions from net cash receipts; and (iii) to obtain long-term appreciation in the value of its properties. The Prospectus also advised potential investors that the Partnership intended to hold the various real properties it acquired until such time as a sale or other disposition appeared to be advantageous. The Partnership estimated in the Prospectus that any sale or disposition of the Facilities would generally occur between the fifth and tenth years after the acquisition of the Facilities.

Tender Offers for the Units

     In early January 1996, an unsolicited tender offer was commenced by Everest Storage Investors, LLC ("Everest"), to purchase up to 4.9% of the outstanding Units at a price of $175 per Unit. The General Partners recommended that the Limited Partners not accept this offer primarily on the basis that the offering price was inadequate. In February, 1996, Everest advised the General Partners that the tender offer was fully subscribed and that 4.9% of the outstanding Units had been tendered and purchased.

     In late January 1996, Public Storage, Inc. ("PSI") commenced an unsolicited tender offer to purchase up to 25% of the outstanding Units at a price of $210 per Unit. The General Partners expressed no opinion and remained neutral with respect to this tender offer. In March, 1996, PSI advised the General Partners that Units constituting approximately 6.84% of the outstanding Units had been tendered and purchased.

     In June 1996, PSI completed the purchase of 6,643.53 Units at a net cash price of $210 per Unit from Everest pursuant to a purchase agreement between PSI and Everest. In July 1996, PSI purchased a total of 247 Units from twelve individual Unit holders at a cash price of $210 per Unit. Each of those Unit holders contacted PSI either directly or through an intermediary and offered to sell their respective Units to PSI.

     In August 1996, PSI made another unsolicited tender offer to purchase up to 25% of the outstanding Units at a price of $210 per Unit. The General Partners again expressed no opinion and remained neutral with respect to this latter tender offer. PSI has advised the General Partners that Units constituting approximately 1.6% of the outstanding Units were tendered and purchased. As a result, the aggregate holdings of PSI as of August 1, 1997 were approximately 30,317 Units or 10.9% of the outstanding Units.

     On January 28, 1997, an unsolicited tender offer was commenced by First Trust Co. L.P. ("First Trust") to purchase up to 4.9% of the outstanding Units at a price of $215 per Unit. The General Partners expressed no opinion and remained neutral with respect to the First Trust tender offer. In August 1997, First Trust advised the General Partners that approximately 1.83% of the outstanding Units had been tendered and purchased.

     On July 3, 1997, Everest Management, LLC ("Everest Management") commenced an unsolicited tender offer to purchase up to 0.36% of the outstanding Units at a price of $125 per Unit. The General Partners recommended against this tender offer primarily on the basis that the price was inadequate. In August 1997, Everest Management advised the General Partners that Units representing 0.02% of the outstanding Units had been tendered and purchased by Everest Management.

Bid Process for the Sale of the Facilities

In August 1996, Balcor retained Insignia Mortgage & Investment Company ("Insignia") to identify potential purchasers of the Partnership's assets, solicit bids and conduct a bid process in connection with a possible sale of the Partnership's assets. Using an information package describing the Facilities (which information included a summary property listing; a financial summary including 1996 estimates of operating results; actual 1994 and 1995 operating data for each property; a unit mix, unit dimensions and gross potential income analysis; and comparative nine month 1996 and 1995 financial information), Insignia, on behalf of Balcor, solicited bids from nine major institutional owners of mini-warehouse facilities, and received bids from five of these companies including PSI and Aquiport/Amsdell I Limited Partnership, a Delaware limited partnership ("Amsdell").

     In August 1996, during PSI's second tender offer to purchase outstanding Units, Insignia contacted a representative of PSI to determine whether PSI desired to participate in the bid process. On March 20, 1997, PSI and a representative of Balcor executed a letter of intent for a cash sale of the Facilities to PSI for $58,152,780. On April 7, 1997, the letter of intent was cancelled by PSI. PSI gave the Partnership no reason for its decision to cancel the letter of intent.

     Upon the cancellation of the letter of intent with PSI, Insignia reapproached Amsdell in mid-April 1997 regarding a possible sale of the Partnership's assets to Amsdell. On April 14, 1997, Amsdell and Balcor executed a letter of intent for a cash sale of the Facilities for $58,152,000. After Amsdell made a physical inspection of various Facilities, Amsdell requested, and Balcor agreed, to reduce the purchase price to $56,000,000. On June 16, 1997, Balcor and Amsdell entered into an Agreement of Sale pursuant to which Amsdell was to purchase the Facilities for a purchase price of $56,000,000 (the "Amsdell Purchase Agreement"). The Amsdell Purchase Agreement expressly permitted termination by Balcor in the event the Partnership received a subsequent offer which the General Partners determined in good faith required recommendation to the Limited Partners in order to satisfy the General Partners' fiduciary duty.

     On June 16, 1997, Value Storage responded to previous requests from Colonial to consider a bid for the Facilities. Colonial referred Value Storage to Balcor and Insignia on June 17, 1997, and on June 18, 1997 Value Storage forwarded to Balcor a non-binding term sheet in which Value Storage proposed to purchase the Facilities for a purchase price of $64,000,000 (less a $4,000,000 commission payable to a Value Storage affiliate). On September 4, 1997, after substantial negotiation and due diligence review of the Facilities, Value Storage and the Partnership entered into the Original Purchase Agreement, pursuant to which Value Storage agreed to purchase the Facilities for a purchase price of $59,750,000 (less a $750,000 commission payable to a Value Storage affiliate). The Original Purchase Agreement was subject to Value Storage and the Partnership reaching a mutually satisfactory resolution as to all title and survey matters affecting the Facilities.

     On September 17, 1997, the Partnership and Value Storage entered into the First Amendment pursuant to which Value Storage waived any claims relating to the status of the title and survey matters affecting the Facilities as of such date and Value Storage received a $255,000 credit against the purchase price. On October 28, 1997, the Partnership and Value Storage entered into the Second Amendment pursuant to which Value Storage waived any claims relating to environmental defects affecting the Facilities as of such date and Value Storage received a $100,000 credit against the purchase price. On September 17, 1997, in accordance with the terms of the Amsdell Purchase Agreement, Balcor terminated the Amsdell Purchase Agreement and paid to Amsdell a $300,000 termination fee as required by the Amsdell Purchase Agreement. If the sale to Value Storage contemplated by the Purchase Agreement is consummated, the Partnership will reimburse Balcor the $300,000 termination fee paid to Amsdell.

Fairness Opinion

          Fairness Opinion from Stanger. Robert A. Stanger & Co. was engaged by Balcor in February 1997 to render an opinion (the "Opinion") as to the fairness to the Limited Partners of the Partnership from a financial point of view of the consideration to be received in a sale of the Facilities. Among the factors considered in its selection by Balcor were Stanger's experience in connection with self-storage assets and mergers, acquisitions and reorganizations of real estate partnerships and its expertise in real estate valuations and transactions.

     The full text of the Opinion, which contains descriptions of the assumptions and qualifications made, matters considered and limitations on the review and Opinion, is set forth in Appendix A to this Consent Solicitation and should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the Opinion are set forth below. The summary set forth below does not purport to be a complete description of the analysis used by Stanger in rendering the Opinion and is qualified in its entirety by reference to the full text of such Opinion. Arriving at the Opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

     In connection with its analysis, Stanger made certain assumptions described more fully below, which Balcor advised Stanger it would be reasonable to make. Balcor imposed no conditions or limitation on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in rendering the Opinion. Balcor and The Balcor Company have agreed to indemnify Stanger against certain liabilities arising out of its engagement to prepare and deliver the opinion.

     Experience of Stanger. Stanger, founded in 1978, has provided information research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to, real estate, oil and gas reserves, cable television systems, and equipment leasing assets. In particular, Stanger has extensive experience with self-storage assets and has advised Balcor that it has rendered fairness opinion services with respect to transactions involving over $1.0 billion of these assets since 1993.

     Summary of Materials Considered. In the course of Stanger's analysis to render its Opinion, Stanger: (i) reviewed the letters of intent between Balcor and PSI and Amsdell dated March 20 and April 14, 1997, respectively, and reviewed the Amsdell Purchase Agreement and the Purchase Agreement;
(ii) reviewed the Partnership's annual reports filed on Form 10-K for the years ended December 31, 1994, 1995 and 1996 and the quarterly reports filed on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (iii) reviewed summary historical operating statements for each of the Facilities for 1994, 1995, 1996 and operating budgets for 1997; (iv) reviewed unit dimensions reports (including actual rental rate and market rental rate information), occupancy trend information, market rental information, property tax information and capital expenditure information provided by the Property Manager; (v) performed site inspections of 30 of the 69 Facilities owned by the Partnership; (vi) interviewed key management personnel of each of the General Partners and the Property Manager regarding current and projected performance of the Facilities, conditions in local markets and the physical condition of the Facilities; (vii) interviewed representatives of Insignia regarding the bid process and negotiations; (viii) reviewed information regarding purchases and sales of self-storage properties and other information relating to acquisition criteria for self-storage properties; and (ix) conducted such other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

     Assumptions. In evaluating the sale of the Facilities, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the bid solicitation or that was furnished or otherwise communicated to Stanger. Stanger did not perform an independent appraisal of the assets and liabilities of the Partnership. Stanger also relied on the assurances of Balcor that any financial statements, projections, budgets, or value estimates contained in the bid solicitation or otherwise provided to Stanger were reasonably prepared on a basis consistent with actual historical experience and reflected the best currently available estimates and good faith judgment; that no material changes had occurred in the value of the Facilities or the information reviewed between the date of the information provided and the date of the Opinion; and that Balcor, the Partnership and Insignia were not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.

     Conclusion. Based on the foregoing, Stanger concluded that, based upon its analysis and assumptions, and as of the date of the fairness opinion, the consideration to be received upon the sale of the Facilities to Value Storage is fair to the Partnership from a financial point of view.

     In connection with preparing the fairness opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix
A. Stanger does not intend to deliver any additional written summary of this analysis.

     Limitations and Qualifications. Stanger was not requested to, and therefore did not: (i) select the method of determining the consideration offered in the sale of the Facilities to Value Storage; (ii) make any recommendation to Limited Partners whether to approve or reject the sale of the Facilities to Value Storage; or (iii) express any opinion as to the business decision to effect the sale of the Facilities to Value Storage, alternatives to the sale of the Facilities to Value Storage or tax factors resulting from the sale of the Facilities to Value Storage. Stanger's opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. Events occurring after the date of the Opinion may materially affect the assumptions used in preparing the Opinion.

     Compensation; Prior Relationships. For preparing the Opinion in connection with the potential sale of the Facilities, Stanger was paid a fee of $300,000 by Balcor. In addition, Stanger will be reimbursed by Balcor for certain out-of-pocket expenses, including legal fees, and will be indemnified against certain liabilities including certain liabilities under the Federal securities laws. Balcor will be reimbursed by the Partnership for these fees only if the sale to Value Storage is approved. See "Agreements of Colonial and Balcor Regarding Proposed Sale."

     Neither the General Partners nor the Partnership had any business relationship with Stanger prior to Stanger's engagement to provide the Opinion. Subsequent to Stanger's engagement to provide the Opinion, an affiliate of Balcor has engaged Stanger as an expert witness in a litigation matter unrelated to the Partnership. Stanger has been paid $45,000 in connection with this litigation, and will be further compensated at its hourly rates.

Agreements of Colonial and Balcor Regarding Proposed Sale

     Balcor and Colonial have entered into a letter agreement (the "GP Agreement") memorializing certain agreements regarding the proposed sale of the Facilities. The following summarizes the material terms of the GP Agreement (a copy of which is available to any Limited Partner free of charge upon request):

     Consent Solicitation Statement. The General Partners agreed that they would cause to be prepared, filed with the Securities and Exchange Commission ("SEC") and mailed to the Limited Partners a single proxy statement on behalf of the Partnership and both General Partners notifying Limited Partners of their right to vote on the proposed sale of all of the properties of the Partnership to Value Storage.

     Services of MAVRICC. The General Partners agreed to cause the Partnership to retain MAVRICC to mail this consent solicitation to Limited Partners, collect the returned ballots and tabulate the vote. MAVRICC is expected to solicit votes in favor of the proposed sale of the Facilities, provide to both General Partners all information given to either Colonial or Balcor, and respond promptly to inquiries from either General Partner.

     Separate Solicitations. Colonial and Balcor may each separately solicit the support of Limited Partners. Such separate solicitations may be conducted by employees of Colonial and Balcor or by outside proxy solicitation agents.

     Allocation of Costs. Balcor and Colonial agreed that the costs and expenses incurred in connection with the vote solicitation and proposed sale of the Facilities shall be divided into three categories to be borne by Balcor and the Partnership as follows:

              Partnership Expenses. The Partnership shall in all events bear the following costs and expenses: (i) the costs of preparing and filing the consent solicitation statement, including all legal expenses of Colonial and all legal expenses of Balcor incurred on or after April 15, 1997; (ii) amounts payable to MAVRICC in connection with the mailing, receipt and tabulation of solicitation materials and the consent solicitation; (iii) all legal expenses of Colonial and all legal expenses of Balcor incurred on or after April 15, 1997 in connection with the proposed sale to Amsdell or Value Storage; (iv) costs of title commitments and policies, updated surveys and environmental reports in connection with the proposed sale to Amsdell or Value Storage; (v) all other costs and expenses reasonably incurred by either General Partner in connection with the consent solicitation and proposed sale to Amsdell or Value Storage which are not otherwise allocated herein; (vi) the costs and expenses incurred by Colonial and Balcor in connection with any separate solicitation of the Limited Partners; and (vii) expense reimbursement to Value Storage of $300,000, and any additional break-up fee payable to Value Storage, if the Value Storage proposal is rejected by the Limited Partners.

              Separate Expenses. Balcor shall be solely responsible for any commissions, fees or other expenses due to Insignia in connection with the proposed sale to Value Storage.

              Other Expenses. The following costs and expenses shall be paid by the Partnership if the sale to Value Storage is approved by the Limite Partners and shall be paid by Balcor in the event the Limited Partners do not approve the sale: (i) all expenses incurred in connection with obtaining the opinion of Stanger with respect to the fairness of the proposed transaction; and (ii) all legal expenses of Balcor incurred in connection with the consent solicitation and the proposed sale of the Partnership's properties prior to April 15, 1997. If the Value Storage proposal is approved by the Partners (or in the unlikely event Value Storage forfeits its earnest money deposit), the Partnership will reimburse Balcor for the $300,000 paid by Balcor to Amsdell in connection with the termination of the Amsdell Purchase Agreement.

                    RECOMMENDATIONS OF THE GENERAL PARTNERS

Recommendation of Balcor

     Balcor strongly recommends you vote in favor of the sale of the Facilities to Value Storage because: (i) present market conditions have resulted in a strong market for mini-warehouse facilities, and there can be no assurance that the present market conditions will continue; (ii) Balcor believes that because of their age and design, many of the Facilities will have difficulty competing effectively in the mini-warehouse markets without significant expenditures for capital improvements and maintenance, and that this is accordingly an opportune time to sell the Facilities; (iii) the Partnership is well beyond its original anticipated holding period for the Facilities; and (iv) based upon its own analysis of the market for the Facilities and on the Opinion prepared by Stanger, Balcor believes that the Value Storage offer is an excellent offer in today's market.

     Balcor recommends a vote "FOR" the sale of the Facilities.

Position of Colonial

     If the proposed sale of the Facilities to Value Storage is approved and consummated, Colonial expects Value Storage to retain an affiliate of Colonial to manage the Facilities. See "Recommendations of the General Partners -- Additional Considerations." Therefore, Colonial has taken a neutral position with respect to the sale of the Facilities.

Additional Considerations

     The following factors should be considered by the Limited Partners:

     Valuation. The December 31, 1996, valuation of the Partnership's assets, as established by Valuation Counselors Group and Darby & Associates, Joint Venture was $246 based on a Adjusted Original Capital amount of $247.66 per Unit. This value was based upon an estimate of the present value of projected distributions of the Partnership assuming liquidation of its properties at year-end 2000, adjusted for the current assets and current liabilities of the Partnership, the present value of the Partnership's administrative costs, including management fees, and the anticipated costs of dissolution and termination of the Partnership. This calculation was not intended to be a current liquidation value, but rather a four year projection which included projected distributions of cash flows, and therefore may be affected by changing market conditions, economic factors, interest rates, and unforeseen events.

     Other Offers. Prior to accepting the offer from Value Storage, Balcor received bids for all or some of the Facilities from five other institutional investors. The amount which third parties were willing to offer for the Facilities was in part influenced by prevailing market conditions as well as the current and expected economic performance of the Facilities. See "Background - Bid Process for Sale of the Facilities."

     Distributions. Distributions of net cash flow to the Limited Partners increased each year from 1994 through 1996. Distributions in those years were $18.67, $23.84 and $24.85 per Unit, respectively, representing annual returns on adjusted original capital of 7.46%, 9.54% and 9.94%, respectively. Aggregate distributions thus far in 1997 have been $25.44 per Unit ($2.34 of which was a return of original capital), representing an annual return on adjusted original capital of 9.33%.

     If the sale to Value Storage is not approved, quarterly distributions to Limited Partners are expected to continue for so long as the Partnership holds the Facilities. However, there can be no assurance that the present level of quarterly distributions can be maintained or increased.

     Distribution to General Partners Upon the Sale of the Facilities. The General Partners will not be entitled to receive distributions of net cash proceeds in the event the sale to Value Storage is consummated. Pursuant to
Section 9.3 of the Partnership Agreement, all net cash proceeds available for distribution will be distributed to the Limited Partners until they have first received an amount equal to a Special Distribution (as defined in the Partnership Agreement) and then an amount equal to their Adjusted Original Capital (as defined in the Partnership Agreement) together with any deficiency in a 12% Cumulative Distribution (as defined in the Partnership Agreement).
The entire net cash proceeds from the sale of the Facilities to Value Storage will be distributed to the Limited Partners due to this provision. The General Partners will be entitled to receive a portion of the net cash receipts from operations for 1997 included in any liquidating distribution. If the Partnership is liquidated, the Property Manager will also receive its full property management fee for 1997, a portion of which otherwise is likely to be deferred. Inasmuch as the Limited Partners will not receive net cash proceeds from the sale of the Facilities to Value Storage in an amount which exceeds their Adjusted Original Capital, Balcor has voluntarily waived any share of net cash receipts for 1997 to which it would be entitled due to the sale to Value Storage, all of which will be distributed to the Limited Partners. See, "Plan of Sale and Liquidation - Distributions in Liquidation."

     Property Management by Colonial Affiliate. The sole director of Colonial has longstanding friendships with certain of the control persons of Value Storage. As a result of these relationships, an affiliate of Colonial expects to be retained to provide property management services on behalf of Value Storage if the sale of the Facilities to Value Storage is approved and consummated. Although the terms of any such property management agreement have not yet been determined, the remuneration payable by Value Storage to affiliates of Colonial could be significant.

                         PLAN OF SALE AND LIQUIDATION

     Description of the Purchaser

     Value Storage was recently formed for the purpose of acquiring the Facilities. Value Storage and its affiliates do not presently operate any mini-warehouse facilities. Value Storage is not affiliated with either General Partner or the Partnership, but if the transactions contemplated by the Purchase Agreement are consummated Value Storage is expected to retain an affiliate of Colonial to manage the Facilities.

     The principal executive offices of Value Storage are located at 3131 McKinney Avenue, Suite 200, Dallas, Texas 75204.

     Value Storage has advised the Partnership that it anticipates that it will fund its acquisition through third party financing secured by the Facilities.

Description of Facilities

     The Partnership currently owns 69 mini-warehouse facilities located throughout the United States. The following table sets forth the name and location of each of the Facilities proposed to be sold to Value Storage:

                                                          Net
                                                        Rentable
                                          Land           Area        No. of
                                          Area          (Square     Rentable
Location                                (Acres)          Feet)       Spaces
--------------------------------       ---------       --------    ---------

3233 East Highway 80, Odessa,            1.3            22,450        156
Texas

2306 N. Collins Boulevard,               1.7            26,098        248
Arlington, Texas

3107 South Lake Drive, Texarkana,        1.1            19,230        152
Texas

6715 Wolflin Road, Amarillo, Texas       1.6            21,080        217

7800 North Broadway, Oklahoma            2.4            35,880        260
City, Oklahoma

1604 Camp Lane, Albany, Georgia          1.9            32,942        299

1005 West Cotton, Longview, Texas        2.2            24,002        208

604 Financial Drive, Norcross,           2.2            34,708        285
Georgia

1320 Norwood Drive, Bedford, Texas       1.8            29,220        251

5311 Apex Highway, Durham, North         3.0            23,000        252
Carolina

218 Eisenhower Drive, Savannah,          1.5            21,716        206
Georgia

132 Slaton Highway, Lubbock, Texas       1.9            16,840        113

2960 South Cobb Drive, Smyrna,           1.8            28,892        255
Georgia

3513 Highway 45 North, Meridian,         2.0            24,980        186
Mississippi

3194 S. Campbell Avenue,                 1.7            25,360        233
Springfield, Missouri

1440 N. Hairston Road, Stone             2.3            30,117        270
Mountain, Georgia

3472 Hillsboro Road, Durham, North       1.9            31,600        315
Carolina

4615 West Beryl Road, Raleigh,           1.7            28,750        295
North Carolina

2826 South Clack Street, Abilene,        2.4            32,038        266
Texas

1301 South Stemmons, Lewisville,         1.2            21,900        162
Texas

2316 Highway 19 North, Meridian,         2.3            27,880        215
Mississippi

3016 South Cooper, Arlington,            1.5            24,912        193
Texas

2215 West Southwest Loop 223,            2.5            28,301        248
Tyler, Texas

2000 Country Club Drive,                 2.0            35,379        253
Carrollton, Texas

2331 South Collins Boulevard,            2.0            31,396        276
Arlington, Texas

2990 Pio Nono Avenue, Macon,             1.7            26,998        220
Georgia

5513 East Lancaster, Fort Worth,         1.3            22,104        210
Texas

5121 North Street, Nacogdoches,          2.0            17,483        147
Texas

4917 California Parkway, S.E.,           1.7            27,132        247
Fort Worth, Texas

1881 Gordon Highway, Augusta,            1.6            22,464        229
Georgia

3208 East Park Row, Arlington,           2.1            35,505        319
Texas

5502 Chapel Hill Boulevard, Chapel       1.7            26,800        260
Hill, North Carolina

3654 West Pioneer Parkway,               2.3            34,176        253
Arlington, Texas

1311 Northwest Loop 281, Longview,       2.0            24,940        200
Texas

3125 Cherry Street North,                1.3            21,500        258
Winston-Salem, North Carolina

1010 Holiday Hill Drive, North           2.6            42,578        354
Midland, Texas

95 Green Street, Warner Robins,          1.2            19,940        192
Georgia

2115 Silas Creek Parkway,                1.7            25,350        305
Winston-Salem, North Carolina

3120 Knickerbocker Road, San             1.8            19,425        151
Angelo, Texas

2302 Parkview Drive, San Angelo,         1.1            19,575        180
Texas

8457 Roswell Road, Dunwoody,             3.9            60,240        466
Georgia

5717 Will Ruth Avenue, El Paso,          2.0            33,056        260
Texas

1513 Denman Street, Lufkin, Texas        1.5            14,362        119

9303 Abercorn Extension, Savannah,       3.0            34,080        277
Georgia

1850 North Clack Street, Abilene,        1.2            17,280         99
Texas

7012 Glenwood, Raleigh, North            1.5            25,200        192
Carolina

3730 West Wendover Avenue,               1.7            30,600        289
Greensboro, North Carolina

2305 East Lohman Avenue, Las             1.3            17,380        175
Cruces, New Mexico

4000 I-40 East, Amarillo, Texas          1.6            21,860        218

4701 Osborne Drive, El Paso, Texas       1.3            18,900        173

3229 Highway 80, Mesquite, Texas         2.1            31,120        211

1510 West 7th Street, Clovis, New        1.0            13,640        124
Mexico

914 N.E. 8th Street, Grand               1.8            27,940        206
Prairie, Texas

7469 Tara Boulevard, Jonesboro,          1.8            29,082        221
Georgia

871 North Forest, Amarillo, Texas        2.5            23,379        200

5808 Highway 271 South, Fort             1.1            14,680        123
Smith, Arkansas

5604 Tinker Diagonal, Midwest            1.6            27,901        278
City, Oklahoma

3751 Longmire Way, Doraville,            2.1            29,780        300
Georgia

818 South Clack Street, Abilene,         1.5            16,340        165
Texas

8400 Canyon Drive, Amarillo, Texas       2.2            17,570        157

3121 Washington Road, Augusta,           1.4            28,138        255
Georgia

4011 Midland Boulevard, Forth            1.9            26,580        174
Smith, Arkansas

4141 Snapfinger Woods Drive,             2.7            36,580        336
Decatur, Georgia

1808 Hampton Road, Texarkana,            2.8            28,621        247
Texas

4155 Milgen Road, Columbus,              1.5            24,624        215
Georgia

426 S. College Drive, Wilmington,        2.3            28,131        290
North Carolina

1412 Poinsett Highway, Greenville,       1.6            19,300        200
South Carolina

2815 White Horse Road, Greenville,       2.6            31,500        309
South Carolina

1515 Mt. Zion Road, Morrow,              5.0            64,539        666
Georgia

     The Partnership, by virtue of its ownership of the Facilities, is subject to federal and state laws and regulations covering various environmental issues. When necessary, the Partnership utilizes the services of environmental consultants to assess a wide range of environmental issues and to conduct tests for contaminations as appropriate. The General Partners are not aware of any potential liability due to environmental issues or conditions that would be material to the Partnership. See "Summary of Purchase Agreement."

Summary of Purchase Agreement

The following is a summary of certain of the terms and conditions of the Purchase Agreement. A copy of the entire Purchase Agreement may be obtained from the General Partners without charge.

     Sale of Facilities. Value Storage has agreed to purchase the Facilities from the Partnership for an aggregate purchase price of $59,750,000 (the "Purchase Price"), subject to a credit of $255,000 for title and survey matters set forth in the First Amendment and a credit of $100,000 for environmental matters set forth in the Second Amendment. The Purchase Price also includes a $750,000 commission to be paid to Value Storage or an affiliate of Value Storage at the closing. The Partnership will pay for all closing costs (other than professional fees of Value Storage and commissions owed to Insignia) including, but not limited to, costs of documentation, local and state transfer stamps, sales tax, personal property tax, title commitments, title policies and updated surveys in connection with the sale of the Facilities. In addition, the Partnership has agreed to pay the costs of environmental reports delivered to Value Storage pursuant to the Purchase Agreement, subject to the Partnership's prior approval of such costs. Value Storage has deposited $375,000 (the "Initial Earnest Money") as earnest money to be held in escrow, and has agreed to deposit an additional $125,000 (the "Additional Earnest Money" and together with the Initial Earnest Money, the "Earnest Money") on or before November 1, 1997 as additional earnest money to be held in escrow. The transaction is currently expected to close in December, 1997, unless terminated earlier or extended.

     Termination. The Purchase Agreement may be terminated at any time prior to the closing (i) by the Partnership, if the General Partners have recommended that the Limited Partners consider a proposal or offer with respect to a merger, acquisition, tender offer, exchange offer, consolidation or purchase of the Facilities or similar offer (an "Acquisition Proposal") by a person other than Value Storage after a determination that such action is necessary for the General Partners to comply with their fiduciary duties and (ii) by Value Storage if the consent of holders of a majority of the outstanding Units is not obtained on or before March 16, 1998. If the Purchase Agreement is terminated pursuant to clause (i) in the preceding sentence, the Partnership must pay to Value Storage $300,000 to reimburse Value Storage for its costs and expenses incurred in connection with the transaction, plus an additional $1,492,500 if the transactions contemplated by an Acquisition Proposal close within 270 days of such termination. If the Purchase Agreement is terminated pursuant to clause (ii) in the second preceding sentence, the Partnership must pay to Value Storage $300,000 to reimburse Value Storage for its costs and expenses incurred in connection with the transaction.

     Representations. The Partnership has represented and warranted to Value Storage that (i) except as disclosed in the Purchase Agreement, the Partnership has no knowledge of any pending or threatened litigation, claim or proceeding concerning the Facilities; (ii) the Partnership has the power to execute the Purchase Agreement and consummate the underlying transactions; (iii) to the Partnership's knowledge, the updated rent rolls which the Partnership has submitted to Value Storage are accurate as of the signing date; and (iv) to the Partnership's knowledge, the Partnership has not received notice from any governmental authority of any uncured violation of environmental laws with respect to the Facilities. These representations and warranties will not survive the closing. Furthermore, Value Storage will purchase the Facilities "AS IS" and "WITH ALL FAULTS" based upon its investigations and inspections of the Facilities.

     Default. In the event of a default by Value Storage under the Purchase Agreement, the Partnership will retain all earnest money and interest thereon as its sole right to damages or any other remedy, except for Value Storage's obligation to indemnify the Partnership and restore the Facilities in connection with Value Storage's investigations and inspection of the Facilities. In the event of a default by the Partnership under the Purchase Agreement, all earnest money and interest accrued thereon must be returned to Value Storage, as its sole right to damages or any other remedy except for Value Storage's right to sue for actual damages of up to $750,000 from the Partnership; provided that if the Partnership's default consists of its refusal to deliver the closing documents specified in the Purchase Agreement, then Value Storage is entitled to sue for specific performance.

Liquidation of Partnership

     If the sale is approved by the Limited Partners and consummated, the General Partners expect to liquidate the Partnership as soon as practicable, applying the net proceeds of the sale and any other funds of the Partnership in the following manner:

     (a) To the payment of the expenses of liquidation and the debts and liabilities of the Partnership;

     (b) To the setting up of any reserves which the General Partners may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership;

     (c) To the Limited Partners and General Partners as provided in the Partnership Agreement.

Because the Partnership may be required to satisfy certain debts and liabilities and establish reserves, as described above, the Partnership may pay a portion of the liquidating distribution to the Limited Partners shortly after consummation of the transaction with Value Storage, and pay the balance, if any, in one or more subsequent distributions.

Distributions in Liquidation

     If the holders of a majority of the Units approve the sale of the Facilities, the Partnership will distribute the available funds of the Partnership in the manner set forth in "Liquidation of Partnership" above. In such event, the funds available for distribution would include previously undistributed net cash receipts from operations prior to closing and working capital reserves of the Partnership, as well as the net cash proceeds from the sale of the Facilities to Value Storage. The General Partners presently estimate that the total distributions in liquidation will be approximately $208 to $211 per Unit.

     In estimating the range of distributions in liquidation, the General Partners have, (i) projected the anticipated amount of net cash receipts from operations prior to closing and working capital reserves available for distribution after payment of estimated operating expenses, (ii) deducted the estimated proxy solicitation costs, professional fees and other expenses of consummating the sale of the Facilities to Value Storage and winding up the Partnership's affairs to be borne by the Partnership and (iii) established a reserve for future contingencies. Although the General Partners believe the assumptions used are reasonable, there can be no assurance that the projected results will be attained and, therefore, the actual amount of liquidating distributions to the Limited Partners may be greater or less than the estimated range.

     The following table illustrates the range of estimated distributions in liquidation to be paid to the Limited Partners and General Partners if the sale of the Facilities to Value Storage is approved and consummated.

                                               Low          High
                                              ------       ------
Distribution of Net Cash Receipts
("NCR"):

NCR on hand at 6/30/97                        $2,059,053   $2,059,053

Estimated NCR 7/1/97 to Closing                3,200,000    3,450,000

Less: July and October distributions to      (3,082,322)  (3,082,322)
Limited Partners

Less:  NCR distribution to Colonial (1)        (247,685)    (262,885)

Less:  Prorations                              (650,000)    (520,000)
                                            -------------  -----------
Estimated NCR distribution to Limited         $1,279,046   $1,643,846
Partners                                    -------------  -----------
                                            -------------  -----------
Distribution of Net Cash Proceeds
("NCP"):

Adjusted Purchase Price(2)                   $58,645,000  $58,645,000

Working capital(3)                               497,000      497,000

Less:  Estimated Closing and Solicitation    (1,675,000)  (1,500,000)
Costs

Less:  Amsdell Termination Fee (4)             (300,000)    (300,000)

Less:  Reserve for Contingencies               (750,000)    (550,000)
                                            ------------  ------------
Estimated NCP Distribution to Limited        $56,417,000  $56,792,000
Partners(5)                                 ------------  ------------
                                            ------------  ------------
Total Estimated Distributions to Limited
Partners:

Estimated NCR Distribution to Limited         $1,279,046   $1,643,846
Partners

Estimated NCP Distribution to Limited         56,417,000   56,792,000
Partners                                     -----------  -----------
Total Estimated Liquidating Distribution     $57,696,046  $58,435,846
                                             -----------  -----------
                                             -----------  -----------
Estimated Liquidating Distribution per              $208(6)      $211(6)
Unit                                         -----------  -----------
                                             -----------  -----------

_________________
(1) Equal to 4% of total distributions of net cash receipts during the period from March 30, 1997 through the closing. Limited Partners have previously received aggregate distributions of $7,045,019 during such period.

(2) See "Plan of Sale and Liquidation $ Summary of Purchase Agreement" for description of agreed adjustments to Purchase Price for title, survey and environmental matters.

(3)  Represents return of capital distributable as net cash proceeds.

(4)  See "Background - Bid Process for the Sale of the Facilities."

(5) Pursuant to the Partnership Agreement, Limited Partners are entitled to receive cumulative distributions in a specified amount prior to the distribution to the General Partners of any net cash proceeds from a sale of the Facilities. The entire net cash proceeds from the sale of the Facilities will be distributed to the Limited Partners due to this provision.

(6) The taxable portion of the liquidating distribution per Unit ranges from $62 to $64 assuming a liquidating distribution per Unit of $208 to $211.

  If the sale of the Facilities to Value Storage is approved and consummated, distributions in liquidation of the Partnership may be paid on more than one occasion. In order to retain sufficient cash to satisfy the estimated obligations of the Partnership and establish a reserve for contingencies, the Partnership may pay a portion of the estimated liquidating distribution shortly after consummating the transaction with Value Storage and pay the balance in one or more subsequent distributions. An initial distribution of approximately $208 per Unit is expected to be made no later than 30 days after the sale to Value Storage is consummated. The timing and amount of any distributions subsequent to the initial distribution would depend upon the nature and extent of any remaining liabilities or contingencies which may subsequently arise.
The estimated reserve for contingencies is approximately $1.99 to $2.71 per Unit. Such contingencies may include legal and other fees stemming from future litigation involving the Partnership. In the absence of any such contingencies arising, the General Partners anticipate that the reserves would be paid within twelve months subsequent to the initial distribution to the Limited Partners. In the event a future contingency arises, the reserve may be held by the Partnership for a period of time in excess of twelve months. The General Partners will, as soon as practicable, notify Unit holders of such contingency as well as the amount of additional time that reserves will be held by the Partnership. The Partnership will distribute such reserves as are retained by the Partnership as soon as practicable.

  At the time of the Partnership's offering of the Units in 1985, the purchase price of a Unit was $250. Annual distributions per Unit since 1986 have been as follows:

                    Year    Amount      Year      Amount
                          Distributed           Distributed
                    ----- ------------ ------ ---------------

                    1986      $20.00     1992    $17.03

                    1987      $18.76     1993    $19.16

                    1988      $16.89     1994    $18.67

                    1989      $15.00     1995    $23.84

                    1990      $16.16     1996    $24.85

                    1991      $16.76     1997    $25.44

                                                 (through
                                                 October)

Therefore, if the sale to Value Storage is consummated and the lower estimated liquidating distribution of $208 per Unit is achieved, Limited Partners are expected to have received total distributions of approximately $441 per Unit over the life of the Partnership.

Rejection of Sale

 In the event the proposed sale is rejected by the Limited Partners, the general partners of Balcor have agreed to transfer ownership of Balcor to affiliates of Colonial pursuant to an Agreement for Purchase of General Partnership Interests dated August 8, 1997. Balcor and Colonial generally disagree as to the level of capital expenditures desirable to maintain and operate the properties and the future direction of the Partnership. If the Facilities are not sold, it is likely that the general partners will continue to have such disagreements. The Partnership Agreement does not provide any mechanism for resolving disagreements other than arbitration, and arbitration can be lengthy and costly and both General Partners agree that arbitration is not in the best interests of the Partnership. Therefore, the General Partners have agreed that if this sale of assets is not approved it would be appropriate that the Partnership proceed with both General Partners under common control.

Regulatory Compliance

 There are no federal or state approvals required and no federal or state regulatory requirements which must be met in order to consummate the sale of the Facilities under the Purchase Agreement.

Accounting Treatment

 The sale of the Facilities will be accounted for under generally accepted accounting principles as a sale. Upon the closing of the sale of the Facilities, the Partnership currently estimates that it will realize a gain for accounting purposes of approximately $16.3 million to $17.0 million.

Certain Federal Income Tax Consequences

 The following discussion of the anticipated federal income tax consequences of the proposed sale of the Facilities by the Partnership and the subsequent liquidation of the Partnership is based upon data and records compiled and maintained by the General Partners. The tax calculations in the following discussion represent only estimates by the General Partners and have not been subject to audit or other formal review by the Partnership's accountants or tax advisors. The actual tax consequences to a Limited Partner may differ depending upon factors personal to each Limited Partner's individual tax situation. Therefore, with respect to the matters described above, as well as all other tax aspects of a Limited Partner's interest in the Partnership, Limited Partners should consult their tax advisors with specific reference to their own tax situations.

 In General. When a property is sold or otherwise disposed of, the gain or loss recognized by the Partnership is allocated among the Limited and General Partners in accordance with the Partnership Agreement and applicable federal tax law. Gain and loss is recognized on a property-by-property basis. Gain is recognized when the sales proceeds exceed the property's adjusted tax basis; loss is recognized when the property's adjusted tax basis exceeds the sales proceeds. The Purchase Agreement allocates the Purchase Price among the Facilities and provides that the portion of the Purchase Price allocated to land and improvements will not be below the Partnership's tax basis for such land and improvements. However, the Internal Revenue Service may challenge such allocation, and reallocate the Purchase Price. Such a reallocation may change a Limited Partner's tax liability.

 Partnership real property and depreciable property used in the Partnership's business (which is not held for sale to customers in the ordinary course of business) and held more than one year is "Section 1231 property." Losses (if any) realized by the Partnership from the sale of Section 1231 property generally will constitute "passive activity losses" with respect to a Limited Partner, other than certain Limited Partners eligible to treat all of their rental real estate activities as a single activity. Passive activity losses can only offset passive activity income, until the Limited Partner disposes of his entire interest in the passive activity. Gain (if any) realized by the Partnership from the sale of Section 1231 property will be "Section 1231 gain" except as to depreciation subject to recapture under Section 1245 of the Internal Revenue Code of 1986, as amended (the "Code") and rent recapture under
Section 467 of the Code. A Limited Partner's share of any Section 1231 gain from the Partnership in any year will first offset any current passive activity losses and suspended passive activity losses from the Partnership and other passive activities; any excess will be combined with any other Section 1231 gains or losses (exclusive of passive activity losses) incurred by the Limited Partner. If the Section 1231 gains exceed the Section 1231 losses, such net gains will be treated as long-term capital gains. However, a taxpayer's net
Section 1231 gains will be treated as ordinary income (rather than capital gain) to the extent of such taxpayer's net Section 1231 losses within the preceding five years. In the case of any property, the gain from any sale may exceed the actual cash proceeds realized upon the sale.

 The General Partners anticipate that the gain recognized on the sale of the Facilities will be predominantly taxable at long-term capital gain rates. The

Partnership has depreciated its real properties using the straight-line method, and therefore there will be no depreciation recapture as ordinary income of gain recognized upon the disposition of the real property. A portion of the gain may be recognized as ordinary income with respect to the Partnership's personal property, as all depreciation claimed on personal property is subject to being fully recaptured as ordinary income (to the extent of any gain) upon the sale or other disposition. A small portion of the purchase price may be allocated to other items which are taxable at ordinary income rates.

Each Limited Partner's basis in his Units is increased by the amount by which his distributable share of income exceeds any distributions made or deemed to be made (e.g., a deemed distribution resulting from a reduction of a Limited Partner's share of the Partnership's liabilities) to him during such year.

The distribution of cash to a Limited Partner pursuant to the liquidation of the Partnership will be treated as a taxable distribution, with the amount of taxable gain (or loss) realized equal to the difference between (i) the amount of cash received plus such Limited Partner's share of any reduction of Partnership liabilities and (ii) the tax basis of his Unit.

Upon the liquidation of the Partnership, the Limited Partner's share of any losses from the Partnership previously suspended pursuant to the passive activity loss rules may be used to offset certain taxable income from other sources, including the gain, if any, realized as a result of the liquidation. Any remaining gain from the liquidation may be offset by current or previously suspended losses from other passive activities of the Limited Partner.

Gain or loss realized on the liquidation will be treated as capital gain or loss, and will be long-term if the Limited Partner has held his Units for more than eighteen months when the liquidation is consummated. For non-corporate limited partners, long-term capital gains are generally taxed at a 20% rate. If the Limited Partner has held his units more than one year, but less than 18 months, such gain will be a mid-term capital gain. Mid-term capital gains are generally taxed at a 28% rate. If the Limited Partner has held his Units for less than a year, any gain (or loss) will be a short-term capital gain (or loss). Short-term capital gains are taxed as ordinary income. Capital losses generally are deductible only to the extent of capital gains plus, in the case of a non-corporate Limited Partner, up to $3,000 of ordinary income. Capital losses realized upon the liquidation may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations.

Special considerations may be applicable to particular types of Limited Partners. Each Limited Partner should consult his tax advisor regarding the specific tax consequences of the sale of the Partnership's Facilities and liquidation of the Partnership, under not only the U.S. federal income tax laws but also applicable state, local, foreign or other tax laws.

The foregoing discussion does not take into account any state or local income tax consequences or federal alternative minimum tax consequences.

Taxable Individual Limited Partners. Any gain realized by an individual Limited Partner subject to Federal income taxation (a "Taxable Individual
Limited Partner") may possibly be offset by losses from other "passive activities" under the passive loss rules of Section 469 of the Internal Revenue Code of 1986, as amended (the "Code"). In the event a Taxable Individual Limited Partner realizes a loss on disposition, such loss may be deductible only to the extent permitted under the passive loss rules and other applicable limitations. If a Taxable Individual Limited Partner recognizes a loss on his Units (and such Units have not been aggregated for purposes of the passive loss rules with activities not currently being sold), loss recognized on the sale should be deductible by such Taxable Individual Limited Partner against non-passive income, subject to any other applicable limitations (including capital loss limitations).

In addition, other considerations could affect a Taxable Individual Limited Partner's tax liability, including, but not limited to, alternative minimum taxes and state income taxes.

Tax-exempt Limited Partners. Limited Partners that are generally exempt from Federal income taxation (such as pension and retirement plans and religious, charitable, scientific, literary and educational organizations (a "Tax-exempt Limited Partner")) will generally not be taxed on a sale of the Partnership's properties. However, in order to avoid tax on the sale, certain entities exempt under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20)) of the Code must set aside or reserve the income from the sale for purposes related to their tax-exempt status, as described in Section 512(a)(3) of the Code. In addition, to the extent the Units of a Tax-exempt Limited Partner are considered debt-financed property as a result of borrowing by such Partner, all or part of the gain from the sale of the property and liquidation of the Units may be taxable as unrelated business taxable income (although certain "qualified organizations" may be excepted from taxation under Section 514(c)(9) of the
Code).

                     SOLICITATION PROCEDURES AND EXPENSES

For a discussion of the solicitation procedures and expenses, see "Background-Agreements of Balcor and Colonial Regarding Proposed Sale."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the Record Date, PSI owns 10.9% of the outstanding Units. Balcor owns 400 Units which it intends to vote in favor of the sale. Colonial owns no Units. Relatives and affiliates of the officers or directors of Balcor own 23 Units.

                               LEGAL PROCEEDINGS

The Partnership is not subject to any material pending legal proceedings.

                            ADDITIONAL INFORMATION

The principal executive offices of Balcor are located at Bannockburn Lake Office Plaza, 2355 Waukegan Road, Suite A-200, Bannockburn, Illinois 60015, (telephone: (847) 267-1600). The principal executive offices of Colonial are located at 4381 Green Oaks Boulevard West, Suite 100, Arlington, Texas, 76016-4468 (telephone: (817) 561-0100).

The Units are registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As such, the Partnership currently is subject to the informational requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports and other information with the Commission relating to its business, financial condition and other matters. Reports and other information filed by the Partnership can be inspected and copied at the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from Public Reference Branch of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. The Partnership's registration and reporting requirements under the Exchange Act will continue after the sale of the Facilities until such time as the Partnership is dissolved.

                             FINANCIAL INFORMATION

     Selected Financial Data

                    Six Months Ended June 30      Year Ended December 31
                    ------------------------      ------------------------
                         1997        1996            1996        1995
                         ----        ----            ----        ----

Rental Income          $5,168,006  $5,220,318    $10,519,053 $10,316,881

Interest Income            48,838     139,215       $248,062     330,915

Net Income              2,173,225   2,349,910     $4,043,793   4,124,388

Net Income per Limited
Partnership Interest         7.77        8.40         $14.46       14.74

Taxable Income                ---         ---     $4,015,081   4,693,882

Taxable Income per
Limited Partnership
Interest                      ---         ---         $14.35       16.78

Cash & cash
equivalents             2,594,428    2,772,711    $4,187,645    3,643,915

Total mini-warehouse
properties, net of
accumulated
depreciation           40,915,105   42,541,137    41,655,344   43,428,692

Total Assets           43,744,649   47,153,197    46,089,970   48,991,405

Distributions to
Limited Partners        3,962,697    3,419,938    $6,882,762    6,601,725

Distributions per
Limited Partnership
Interest                    14.31        12.35        $24.85        23.84

Properties owned on
December 31                    69           69            69           69

                              Year Ended December 31
                              -----------------------
                           1994               1993          1992
                           ----               ----          ----

Rental Income          $10,067,226        $9,298,505      8,600,074

Interest Income            293,869           213,018        194,020

Net Income               4,816,067         4,089,522      3,443,706

Net Income per Limited
Partnership Interest         17.22             14.62          12.31

Taxable Income           4,893,600         3,930,321      3,208,375

Taxable Income per
Limited Partnership
Interest                     17.50             14.05          11.47

Cash & cash equivalents  4,014,486         2,834,883      2,427,287

Total mini-warehouse
properties, net of
accumulated
depreciatrion           44,809,932        46,050,709     48,492,489

Total Assets            50,764,405        51,105,762     52,366,414
Distributions to
Limited Partners         5,170,064         5,305,745      4,715,919

Distribution per
Limited Partnership
Interest                     18.67             19.16          17.03

Properties owned on
December 31                     69                69             71

Management's Discussion and Analysis of Financial Condition and Results of Operations

     Summary of Operations. Cessation of interest income from mortgage notes receivable, an increase in administrative expenses, a decrease in rental revenues and a decline in interest income from short-term investments were partially offset by decreases in property operating expenses resulting in a decrease in net income during the six months ended June 30, 1997 as compared to the same period in 1996.

     Improved market conditions in cities where many of the Partnership's Facilities are located and increased rental income resulting from ongoing capital improvement programs were primarily responsible for the increases in net income generated by the Partnership in 1996, 1995 and 1994.

     No material events occurred during these periods which significantly impacted the net income of the Partnership. Further discussion of the Partnership's operations is summarized below.

Operations

     Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996. Rental revenues decreased slightly during the first six months of 1997 as compared to the first six months of 1996. Interest income from short term investments decreased during the six months ended June 30, 1997 as compared to the same period in 1996 as a result of a decrease in amounts available for investment.

     The Partnership received a repayment of the mortgage notes receivable during 1996; consequently, interest income from mortgage notes receivable ceased during the six months ended June 30, 1997.

     Higher payroll and professional fees resulted in an increase in general and administrative expenses for the six months ended June 30, 1997 as compared to the same period in 1996.

     A reduction in maintenance and supplies expenses resulted in a decrease in property operating expenses for the six months ended June 30, 1997 as compared to the same period in 1996.

     Fiscal 1996 Compared to Fiscal 1995. Due to an overall increase in rental rates at the Partnership's mini-warehouse facilities, rental income increased during 1996 as compared to 1995. Rental income increased slightly in the Dallas/Ft. Worth, Georgia and Carolina regions and decreased slightly in the West Texas region.

     Interest income from short term investments decreased during 1996 as compared to 1995 as a result of a decrease in amounts available for investment primarily due to the payment of the additional 3% property management fee and incentive management fees during the first quarter of 1996.

     Interest income from mortgage notes receivable decreased during 1996 as compared to 1995 due to the receipt of the entire balance of the outstanding mortgage notes during 1996.

     The Limited Partners received distributions equal to 10% of Adjusted Original Capital for the period April 1995 through March 1996 and for the period April 1996 through March 1997. In accordance with the Partnership Agreement, the full 6% management fee was recognized for the twelve months ended March 31, 1996 and the nine months ended December 31, 1995. The recognition of the additional management fee was the primary reason management fees increased for 1996 as compared to 1995.

     Higher payroll and supply expenses as well as professional fees and printing and postage costs incurred in connection with the tender offers during 1996 resulted in an increase in general and administrative expenses for 1996 as compared to 1995.

     1995 Compared to 1994. Due to increases in rental rates at certain of the Partnership's mini-warehouse facilities, particularly in the Georgia region of the United States, rental income increased from 1994 to 1995. This increase was partially offset by a decrease in occupancies and, correspondingly, revenues, in the West Texas region.

     Interest income on short-term investments increased from 1994 to 1995 due to an increase in average cash balances available for investment as well as an increase in rates during the first half of 1996.

     Property operating expenses increased from 1994 to 1995 due to an increase in maintenance and repairs and real estate taxes. Maintenance and repairs increased due to an increase in painting and paving expenditures. Real estate taxes increased due to an increase in values and rates at certain of the Partnership's properties.

     The Limited Partners received distributions equal to 10% of Adjusted Original Capital for 1995 and in accordance with the Partnership Agreement, the full 6% management fee was recognized for the nine months ended December 31, 1995 (see Note 3 of Notes to Financial Statements for additional information). The recognition of the additional management fee for the period stated was the primary reason property management fees increased for 1995 as compared to 1994.

     Incentive management fees of $477,021 were earned by the General Partners in 1995 due to the receipt by Limited Partners of the above mentioned distributions. See Note 3 of Notes to Financial Statements for additional information.

     Increased accounting and asset management costs resulted in an increase in general and administrative expenses during 1995 as compared to 1994.

Liquidity and Capital Resources

     Six Months Ended June 30, 1997. The cash position of the Partnership decreased approximately $1,593,000 from December 31, 1996, to June 30, 1997. The Partnership's cash flow provided by operating activities of approximately $2,670,000 in the first half of 1997 was generated primarily by the operations of the mini-warehouse properties and interest income received on the Partnership's short term investments, which were partially offset by administrative expenses and the payment of additional property management fees and Partnership incentive management fees for 1996, as discussed below. Cash flow of approximately $232,000 was used in investing activities to make capital improvements to the properties, which included security and roofing expenditures. In addition, cash of approximately $4,031,000 was used in financing activities to provide distributions to the Limited and General Partners.

Pursuant to the Partnership Agreement, the General Partners are entitled to 8% of Net Cash Receipts available for distribution, which is subordinated to the receipt by Limited Partners of specified distribution level. (See Note 1(c) of Notes to Financial Statements for additional information). The General Partners received $549,026 in January, 1997 ($480,398 as an incentive management fee and $68,628 as their distributive share of Net Cash Receipts). From the inception of the offering through June 30, 1997, the General Partner's share of Net Cash Receipts totaled approximately $5,101,000, of which $4,007,000 is subordinated. The General Partners are entitled to receive subordinated amounts only from distributed Net Cash Proceeds.

     Accounts receivable net of the related allowance for doubtful accounts increased from December 31, 1996 to June 30, 1997 due to the level and timing of collection efforts. The timing of collection efforts are determined by individual state law. There have been no changes in the credit terms extended to the Partnership's customers nor in the method used to allow for doubtful accounts.

     The General Partners' current strategy is to continue to operate the Partnership's properties in a manner to maximize cash flow and to provide the Limited Partners with regular quarterly distributions. A further objective is to maximize the price at which the properties may ultimately be sold. During the second half of 1996, the Partnership solicited and received bids from major institutional owners of mini-warehouse facilities for a sale of all of the Partnership's assets. The General Partners have accepted an offer from Value Storage, Ltd. for all 69 properties for a sale price of approximately $59 million. Limited Partner approval will be required to complete such a sale.
It is expected that the offer will be presented to the Limited Partners for a vote early in fourth quarter 1997. The General Partners cannot presently predict whether any sale of the Partnership's assets will be consummated in the foreseeable future.

     In July 1997, the Partnership paid $1,542,433 ($5.57 per Interest) to the Limited Partners representing the quarterly distribution for the second quarter of 1997. Including the July 1997 distribution, the Partnership has distributed $227.00 per $250 Interest. The General Partners believe the cash flow generated from property operations should enable the Partnership to continue making quarterly distributions to Limited Partners. However, the level of future cash distributions to Limited Partners will be dependent upon the amount of cash flow generated by the Partnership's properties, as to which there can be no assurance. Quarterly distributions decreased for the second quarter of 1997 as compared to the first quarter of 1997. Distributions were reduced in order maintain cash reserves. The General Partners intend to retain on behalf of the Partnership cash reserves deemed adequate to meet working capital requirement as they may arise.

     Fiscal Year Ended December 31, 1996. The cash position of the Partnership increased by approximately $544,000 from December 31, 1995 to December 31, 1996 as cash generated from operations and payments received on mortgage notes receivable exceeded distributions to Limited Partners and capital expenditures. The Partnership's cash flow provided by operating activities in 1996 of approximately $6,100,000 was generated primarily by the operations of mini-warehouse properties and interest income earned on the Partnership's short-term investments and mortgage notes receivable, which was partially offset by administrative expenses. Payment of the balance on mortgage notes receivable of approximately $1,650,000 resulted in cash flow provided from investing activities. Additionally, $256,000 was used in investing activities to make capital improvements to the properties, which included painting, roofing and paving expenditures, and in financing activities to provide distributions to the Limited and General Partners totaling approximately $6,951,000.

     Accounts receivable net of the related allowance for doubtful accounts decreased from December 31, 1995 to December 31, 1996 due to the level and timing of collections efforts. The timing of collection efforts are determined by individual state law. There have been no changes in the credit terms extended to the Partnership's customers nor in the method used to allow for doubtful accounts.

     In September, 1996, the Partnership received $508,364, $797,114 and $323,172 in full satisfaction of the remaining mortgage notes receivable resulting from the sale of mini-warehouse facilities in 1993, 1990 and 1989, respectively.

     Pursuant to the Partnership Agreement, the General Partners are entitled to 8% of Net Cash Receipts available for distribution, which is subordinated to the receipt by Limited Partners of specified distribution level. (See Note 1(c) of Notes to Financial Statements for additional information). The General Partners received $549,026 in January, 1997 ($480,398 as its incentive management fee and $68,628 as their distributive share of Net Cash Receipts). From the inception of the offering through December 31, 1996, the General Partners' share of Net Cash Receipts totaled approximately $4,838,000,
$3,748,000 of which is subordinated.   The General Partners are entitled to
receive subordinated amounts only from distributed Net Cash Proceeds.

     In January 1997, the Partnership paid $1,122,461 ($4.05 per Interest) to the Limited Partners representing the quarterly Net Cash Receipts distribution for the fourth quarter of 1996 and $1,256,265 ($4.54 per Interest) representing the distribution of Net Cash Proceeds earned from the receipt of the balance of mortgage notes; $647,105 ($2.34 per Interest) of which is considered a return of original capital. The General Partners believe the cash flow generated from property operations should enable the Partnership to continue making quarterly distributions to Limited Partners. However, the level of future cash distributions to limited Partners will be dependent upon the amount of cash flow generated by the Partnership's properties, as to which there can be no assurance. Quarterly distributions per Interest remained constant at $6.25 for the first three quarters of 1996 and increased to $8.59 per Interest for the fourth quarter of 1996. Quarterly distributions increased for the fourth quarter of 1996 due to repayment of mortgage notes receivable. Limited Partners received distributions equal to 10% of Adjusted Original Capital for 1996 (distributions paid in April, July and October 1996 and January 1997). Including the January 1997 distribution, the Partnership has distributed to Limited Partners $215.71 per Interest, of which $213.37 represents Net Cash Receipts and Net Cash Proceeds and $2.34 represents return of original capital. The General Partners intend to retain on behalf of the Partnership cash reserves adequate to meet working capital requirements as they may arise.

     Inflation has several types of potentially conflicting impacts on real estate investments. Short-term inflation can increase real estate operating costs which may or may not be recovered through increased rents and/or sales prices depending on general or local economic conditions. In the long term, inflation can be expected to increase operating costs and replacement costs and may lead to increased rental revenues and real estate values.

Financial Statements and Supplementary Data

     See Index to Financial Statements on Page F-1 of this Consent
Solicitation.

     The supplemental financial information specified by Item 302 of Regulation S-K is not applicable.

The net effect of the differences between the financial statements and the tax information is summarized as follows:


                                December 31, 1996       December 31, 1995
                              --------------------     -------------------
                              Financial      Tax      Financial      Tax
                              Statements    Return   Statements    Return
                              -----------  -------   -----------  --------

Total assets                  $46,089,970 52,569,595  48,991,405  55,365,771

Partners' capital accounts:
 General Partners             $   334,503    390,166     362,211     314,619

 Limited Partners             $44,118,058 51,022,418  46,997,465  53,896,444
Net Income:

 General Partners             $    40,438     41,511      41,244      46,939

 Limited Partners             $ 4,003,355  4,109,570   4,083,144   4,646,943

 Per Limited Partnership      $     14.46      14.84       14.74       16.78
 Interest

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     There have been no changes in or disagreements with accountants on any matter of accounting principles, practices or financial statement disclosure.

                         INDEX TO FINANCIAL STATEMENTS

                                                                 Pages

Independent Auditors' Report                                     F-2

Financial Statements:
Balance Sheets as of December 31, 1996 and 1995 and
     (unaudited) June 30, 1997                                   F-3
Statements of Income, years ended December 31, 1996,
      1995 and 1994 and (unaudited) six month periods ended
      June 30, 1997 and 1996                                     F-4
Statements of Partners' Capital, years ended December 31, 1996,
     1995 and 1994 and (unaudited) six month period ended
      June 30, 1997)                                             F-5
Statements of Cash Flows, years ended December 31, 1996,
      1995 and 1994 and (unaudited) six month periods
      ended June 30, 1997 and 1996                               F-6

Notes to Financial Statements                            F-7 to F-10

     Schedules are omitted for the reason that they are inapplicable or equivalent information has been included elsewhere herein.

                         INDEPENDENT AUDITORS' REPORT

The Partners
Balcor/Colonial Storage Income Fund - 85:

We have audited the accompanying balance sheets of Balcor/Colonial Storage Income Fund - 85 (an Illinois Limited Partnership) as of December 31, 1996 and 1995, and the related statements of income, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Balcor/Colonial Storage Income Fund - 85 as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                              KPMG Peat Marwick LLP



Fort Worth, Texas
March 11, 1997

                   Balcor/Colonial Storage Income Fund - 85
                       (An Illinois Limited Partnership)
                                Balance Sheets

                 June 30, 1997 and December 31, 1996 and 1995

                                    June 30,          December 31,
                                 ------------       ---------------
                                     1997            1996       1995
                                   --------         --------   --------
                                  (unaudited)
Assets (Note 5):

Cash and cash equivalents           $2,594,428   $4,187,645    $3,643,915

Accounts receivable, net of
allowance for doubtful accounts of
$16,944, $19,068 and $18,321 at
June 30, 1997 (unaudited),
December 31, 1996 and December 31,
1995, respectively                     142,743      122,698       148,300

Mortgage notes receivable (note 2)         ---          ---     1,649,953

Other                                  122,373      124,293       120,545
                                    ----------    ----------   ------------
                                     2,859,544    4,434,636     5,562,713
Mini-warehouse facilities:

 Land                               14,193,743   14,193,743    14,193,743

 Buildings                          47,852,345   47,634,567    47,445,774


 Furniture, fixtures and equipment   1,141,608    1,127,156     1,060,425
                                   ------------  ----------    ----------
                                    63,187,696   62,955,466    62,699,942

 Less accumulated depreciation      22,272,591   21,300,132    19,271,250
                                   ------------  ----------    ----------
  Mini-warehouse facilities,
  net of accumulated depreciation   40,915,105   41,655,334    43,428,692
                                   -----------  ------------  -----------
                                   $43,774,649  $46,089,970   $48,991,405
                                   -----------  -----------   -----------
                                   -----------  -----------   -----------
 Liabilities and Partners' Capital:

 Accounts payable                          ---          ---         1,503

 Due to affiliates (note 3)            283,330      902,658       825,200

 Accrued real estate taxes             401,308      302,408       372,527

 Other accrued liabilities              48,932       48,932        81,290

 Security deposits                      38,879       43,333        54,741

 Deferred income                       407,739      340,078       296,468
                                    ----------     -----------   ---------
  Total liabilities                  1,180,188    1,637,409     1,631,729

       Partners' capital (note 4)
      (276,918 Limited Partnership
      Interests issued and
       outstanding)                 42,594,461   44,452,561    47,359,676
                                   -----------   -----------   ------------
                                   $43,774,649  $46,089,970   $48,991,405
                                   -----------  -----------   -------------
                                   -----------  -----------   -------------
See accompanying notes to financial statements.

                   Balcor/Colonial Storage Income Fund - 85
                       (An Illinois Limited Partnership)

                             Statements of Income

Six Months ended June 30, 1997 and 1996 and Years ended December 31, 1996, 1995 and 1994

                           June 30                    December 31
                         -----------                 --------------
                      1997        1996           1996      1995       1994
                     ------      -------        ------    ------     ------
                    (unaudited) (unaudited)

Income:
 Rental           $5,168,006  $5,220,318   $10,519,053 $10,316,881 $10,067,226

 Interest on
 short term
 investments          48,838      60,963       132,236     172,464      126,665

 Interest from
 mortgage notes
 receivable               ---      78,252      115,826     158,451      167,204
                    ----------  ---------  -----------  -----------  ----------
                     5,216,844  5,359,533   10,767,115  10,647,796   10,361,095
                    ----------  ---------  -----------  -----------  ----------
Expenses:
 Property Operating  1,406,280  1,436,351   2,832,574  2,929,624    2,759,069

 Depreciation          972,459    973,699   2,028,882  2,003,642    1,967,052

 Property
 management fees
 (note 3)              231,830    233,698     623,983    532,242      294,186

 Incentive
 management fees
 (note 3)              ---        ---         480,398    477,021       ---

 General and
 administrative
 (note 3)             433,050     365,875      757,485   580,879      521,721
                    ----------  ----------  ----------  --------   ----------
                     3,043,619  3,009,623   6,723,322  6,523,408    5,545,028
                    ----------  ---------   ---------- ---------   ----------
   Net income       $2,173,225 $2,349,910  $4,043,793 $4,124,388   $4,816,067
                    ---------- ----------  ---------- ----------   ----------
                    ---------- ----------  ---------- ----------   ----------

Limited Partners'
share of net income
 ($7.77 and $8.40
  for six months
  ended June 30,
  1997 and 1996,
  respectively      $2,151,493 $2,326,411  $4,003,355 $4,083,144   $4,767,906

   General Partners'
 share of net income    21,721     23,499      40,438     41,244       48,161
                    ---------- ----------  ---------- ----------   ----------
                    $2,173,225 $2,349,910  $4,043,793 $4,124,388   $4,816,067
                    ---------- ----------  ---------- ----------   ----------
                    ---------- ----------  ---------- ----------   ----------

See accompanying notes to financial statements.

                   Balcor/Colonial Storage Income Fund - 85
                       (An Illinois Limited Partnership)

                        Statements of Partners' Capital

Six Months ended June 30, 1997 and Years ended December 31, 1996, 1995 and 1994

                                  Limited      General       Total
                                  Partners     Partners
                                 ----------   -----------   ----------
Balance at December 31, 1993      $49,918,204  $272,806     $50,191,010

Net income                          4,767,906    48,161       4,816,067

Cash distributions ($18.67 per
 Limited Partner Interest)        (5,170,464)       ---      (5,170,064)
                                  ------------  ---------   ------------
Balance at December 31, 1994       49,516,046   320,967      49,837,013

Net income                          4,083,144    41,244       4,124,388
Cash distributions ($23.84 per
 Limited Partner Interest)         (6,601,725)     ---       (6,601,725)
                                  ------------  --------    ------------
Balance at December 31, 1995       46,997,465   362,211      47,359,676

Net income                          4,003,355    40,438       4,043,793
Cash distributions ($24.85 per
 Limited Partner Interest)         (6,882,762)      ---      (6,882,762)

Cash distributions to General
 Partners                              ---      (68,146)        ---
                                 ------------  ----------   ------------
Balance at December 31, 1996       44,118,058   334,503      44,452,561

Net Income (unaudited)              2,151,493    21,732       2,173,225

Cash distributions ($14.31 per
Limited Partner Interest)
 (unaudited)                       (3,962,697)     ---      (3,962,697)

  Cash distributions to General
  Partners (unaudited)                   ---     (68,628)           ---
                                  -----------  ---------   -------------
  Balance at June 30, 1997        $42,306,854   $287,607    $42,594,461
  (unaudited)                     -----------  ---------   -------------
                                  -----------  ---------   -------------

See accompanying notes to financial statements.

                   Balcor/Colonial Storage Income Fund - 85
                       (An Illinois Limited Partnership)

                           Statements of Cash Flows

Six Months ended June 30, 1997 and 1996 and Years ended December 31, 1996, 1995 and 1994

                             June 30,                 December 31,
                           --------------           ----------------
                        1997       1996          1996      1995      1994
                       ------     ------         -----     -----     -----
                     (unaudited) (unaudited)

Operating activities:

Net income            $2,173,225 $2,349,910  $4,043,793 $4,124,388 $4,816,067

 Adjustment to
 reconcile net income
 to net cash provided
 by operating
 activities:
Depreciation              972,459    973,699 2,028,882 2,003,642    1,967,052

Net change in:
  Net accounts
   receivable             (20,045)    31,545    25,602   (37,310)      17,867

  Other assets              1,920     33,872    (3,748)   32,367       24,414

  Accounts payable            ---     (1,503)   (1,503)   (2,534)       4,037

  Due to affiliates      (619,328)  (688,399)   77,458   634,342       75,567

  Accrued real estate
   taxes                   98,900     (6,457)  (70,119)   70,519       (7,312)
  Other accrued
   liabilities                       (32,358)  (32,358)   27,096       (3,170)

  Security deposits        (4,454)    (6,980)  (11,408)  (21,746)     (54,669)

  Deferred income          67,661     35,663    43,610    (3,340)      (1,813)
                        ----------  ---------- --------- --------   ----------
Net cash provided by
  operating
  activities            2,670,338  2,688,992 6,100,209 6,827,424    6,838,040
                        ---------  --------- --------- ---------   ----------
Investing activities:

 Additions to
 mini-warehouse
 facilities, net         (232,230)   (86,144) (255,524) (622,402)    (726,275)

Collection of
 principal payments
 on mortgage notes
 receivable (note 2)         ---      14,032 1,649,953    26,132      237,902
                       ----------    ------- ---------  ----------  ---------

  Net cash provided
  by (used in)
  investing
  activities             (232,230)   (72,112)1,394,429  (596,270)   (488,373)
                      ------------ --------- ---------- ---------- ----------
Financing activities:

 Distributions to
 Limited Partners      (3,962,697)(3,419,938)(6,882,762)(6,601,725)(5,170,064)

 Distribution to
 General Partners         (68,628)   (68,146)   (68,146)       ---        ---
                      ------------  ---------- --------- ---------- ----------
  Net cash used in
  financing
  activities           (4,031,325)(3,488,084)(6,950,908)(6,601,725) (5,170,064)
                      ----------- ----------  --------- ---------- ------------
   Net change in cash
   and cash
   equivalents         (1,593,217)  (871,204)  543,730) (370,571)   1,179,603

Cash and cash
equivalents at
beginning of period     4,187,645  3,643,915 3,643,915 4,014,486    2,834,883
                      ----------- ---------- --------- ---------  -----------
Cash and cash
equivalents at end of
period                 $2,594,428 $2,772,711 $4,187,645 $3,643,915 $4,014,486
                      ----------- ---------- ---------- ---------- ----------

See accompanying notes to financial statements.

                   Balcor/Colonial Storage Income Fund - 85
                       (An Illinois Limited Partnership)

                         Notes to Financial Statement

              June 30, 1997 and December 31, 1996, 1995 and 1994

(1)  Summary of Significant Accounting Policies

     (a)  Description of Partnership

          Balcor/Colonial Storage Income Fund - 85 (the "Partnership") is a limited partnership formed in September 1983. The Partnership Agreement provides that Balcor Storage Partners-85 (an Illinois general partnership) and Colonial Storage 85, Inc. (a Texas corporation) are the General Partners of the Partnership and provides for the admission of Limited Partners through the sale of up to 320,000 Limited Partnership Interests at $250 per Interest, of which 276,918 ($69,229,500) Limited Partnership Interests were sold prior to the termination of the offering.

          The principal purpose of the Partnership is to acquire, own, maintain, operate, lease, and hold for capital appreciation and current income, existing mini-warehouse facilities offering storage space for business and personal use. The Partnership acquired 69 mini-warehouse facilities from affiliates in 1985 and four mini-warehouse facilities from non-affiliated entities in 1986. The Partnership sold four mini-warehouse facilities prior to 1996. The remaining properties are located in various markets within the United States.

     (b)  Allocation of Net Income and Profits

          The Partnership Agreement provides that net income (after a deduction for any incentive management fees) from operations shall be allocated 99% and 1% to the Limited Partners and General Partners, respectively.

          Additionally, when a property is sold or otherwise disposed of, the General Partners will be allocated profits equal to the greater of 1% of total profits or the amount of Net Cash Proceeds distributable to the General Partners from the sale (in excess of subordinated Net Cash Receipts, note 1(c)). The balance of the profits will be allocated to the Limited Partners.

     (c)  Cash Distributions

          Net Cash Receipts available for distribution from operations shall be distributed 92% to the Limited Partners and 8% to the General Partners, 7% as their partnership incentive management fee and 1% as their distributable share from operations. Distributions from operations to the General Partners are currently subordinated to receipt by the Limited Partners of a return equal to 10% on Adjusted Original Capital.

          Net Cash Proceeds from sales or refinancings will be distributed first to the Limited Partners until they have received any deficiencies in the aforementioned minimum cash distributions from operations. Distributions to the Limited Partners will then be made in an amount equal to total Original Capital plus any deficiency in a cumulative distribution of 12% of Adjusted Original Capital for the period commencing approximately one year following the termination of the offering. If the receipt of any portion of the General Partners' 8% share of Net Cash Receipts from operations (approximately $3,748,000 has been deferred as of December 31, 1996) or the property management fee (note 3) has been deferred as a result of subordination, thereafter, available Net Cash Proceeds will be distributed to the General Partners to the extent of such deferred amounts. Thereafter, remaining Net Cash Proceeds will be distributed 85% to the Limited Partners and 15% to the General Partners.

     (d)  Cash and Cash Equivalents

          The Partnership considers all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents.

     (e)  Mini-Warehouse Facilities

          Costs associated with the appraisal and acquisition of mini-warehouse facilities are capitalized.

          The buildings, furniture, fixtures, and equipment are depreciated using the straight-line method over their estimated useful live ranging from 7 to 25 years.

          Maintenance and repairs are charged to expense when incurred. Expenditures from improvements are charged to the related asset account.

          The Partnership adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement had no impact on the Partnership's financial position, results of operations, or liquidity.

          When properties are disposed of, the related costs and accumulated depreciation will be removed from the respective accounts, and any gain or loss on disposition will be recognized in accordance with generally accepted accounting principles.

     (f)  Income Taxes

          Taxable income or loss of the Partnership is includible in the income tax returns of the individual partners; therefore, no provision for income taxes has been made in the accompanying financial statements.

          The tax bases of the Partnership's assets exceeded the amounts recorded in the Financial Statements at December 31, 1996 and 1995, by $6,479,625 and $6,374,366, respectively.

     (g)  Use of Estimates

          Management of the Partnership has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (h)  Fair Value of Financial Instruments

          In accordance with the reporting requirements of Statement on Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the Partnership calculates the fair value of its financial instruments and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. When the fair value reasonably approximates the carrying value, no additional disclosures is made.

     (i)  Interim Financial Information

          The financial statements and disclosures included herein for the six months ended June 30, 1997 and 1996 have been prepared by the Partnership, without audit, in accordance with generally accepted accounting principles and reflect all adjustments which, in the opinion of management, are necessary for a fair statement of the financial condition, results of operations and cash flows for the periods presented. Results for interim periods should not be considered as indicative of results for a full year.

(2)  Mortgage Notes Receivable

     The Partnership had three notes from the sale of mini-warehouse facilities in 1993, 1990 and 1989. Two notes bore interest rates of 10% per annum with monthly principal and interest payments based on a 25-year amortization schedule and final balloon payments in 1996 and 1998, respectively. The other note bore an interest rate of 8.5% per annum with monthly principal and interest payments based on a 25-year amortization schedule and a final balloon payment in 1998. In September, 1996 the notes were repaid in full in the amount of $1,628,650.

(3)  Transactions With Affiliates

     The Partnership has an agreement with Colonial Storage Management 85, Inc., an affiliate of Colonial Storage 85, Inc., a General Partner, to supervise and direct the business and affairs associated with the mini-warehouse facilities for a fee of 6% of the gross revenues of the facilities. One-half of this property management fee is subordinated to receipt by the Limited Partners of a Special Distribution of 8% during the first twelve month period after termination of the offering, 9% during the second twelve month period and 10% during each twelve month period thereafter. Any deferred portion of the property management fee will be paid only from distributed Net Cash Proceeds. As of June 30, 1997 and December 31, 1996 property management fees of $2,068,872 and $1,991,890 were deferred, respectively.

     The Limited Partners received distributions equal to 10% of Adjusted Original Capital for the period April 1995 through March 1996 and for the period April 1996 through March 1997. Consequently, in January 1997 and February 1996, the Partnership paid Colonial Storage Management 85, Inc. $234,056 and $228,837, respectively, representing the amount necessary to meet the 6% property management fee. For the same periods mentioned above the General Partners received $549,026 ($480,397 as incentive management fees and $68,628 as their distributive share of Net Cash Receipts) in January 1997, and $545,167 ($477,021 as incentive management fees and $68,146 as their distributive share of Net Cash Receipts) in February 1996. Incentive management fees have been accrued at December 31, 1996 and 1995, while the General Partners distributive share of Net Cash Receipts are deducted from Partners' Capital when paid.

     In connection with the sales of the mini-warehouse facilities made to date, the General Partners may each receive a real estate commission of up to $36,975 which have been subordinated in accordance with the Partnership Agreement. Certain general and administrative expenses are reimbursed to affiliates of the General Partners to cover administrative requirements of the Partnership.

     Commissions, fees, and expenses paid and payable by the Partnership to affiliates for the six month period ended June 30, 1997 and the years ended December 31, 1996, 1995 and 1994, are:

                     June 30, 1997                December 31,
                     ---------------             -------------
                       (unaudited)                    1996
                     ----------------              -------------
                    Paid       Payable          Paid          Payable
                   -------    --------         -------        -------

Property
Management
Fees               $464,140(A)    27,645        615,969        259,955

General and
administrative
expenses           $185,813      181,775        419,375         88,395

Real estate
commissions             ---       73,910(C)         ---         73,910

Incentive
management
fees               $480,398(B)       ---         477,021       480,398

                                                 December 31,
                                               -----------------

                                           1995               1994
                                     ---------------    -----------------
                                      Paid    Payable    Paid    Payable
                                     --------  -------  ------- ---------
Property Management Fees             $354,727   251,941  246,188    74,426

General and
administrative expenses               392,417    22,328  343,434    45,522

Real estate commissions                   ---    73,910      ---    73,910

Incentive management fees                 ---   477,021      ---       ---
__________________

(A) Includes payment of the subordinated 3% property management fee since Limited Partners received distributions equal to 10% of Adjusted Original Capital for the twelve month period ended March 31, 1997.

(B) Represents fees paid to the General Partners due to the receipt by the Limited Partners of the Special Distribution of 10% referred to above.

(C) These commissions payable to the General Partners have been subordinated in accordance with the Partnership Agreement.

(4) Subsequent Event

  In January 1997, the Partnership paid $1,122,461 ($4.05 per Interest) to the Limited Partners representing the quarterly Net Cash Receipts distribution for the fourth quarter of 1996 and $1,256,265 ($4.54 per Interest) representing the distribution of Available Net Cash Proceeds from the receipt of the balance of mortgage notes, $647,105 ($2.34 per Interest) of which is considered a return of capital. In July, 1997, the Partnership paid $1,541,161 (unaudited) to the Limited Partners representing the quarterly distribution for the second quarter of 1997.

(5)  Events Subsequent to Independent Auditors Report (unaudited)

     On September 4, 1997, the Partnership entered into an agreement to sell substantially all of the assets of the Partnership to Value Storage, Ltd. for $59,750,000. Management estimates that upon closing of the sale it will realize a gain of approximately $16,300,000 to $17,000,000. The sale must be approved by a majority of the partnership interest, and if approved, would lead to liquidation of the Partnership. This liquidation would lead to a final distribution of approximately $208 to $211 per limited partner interest.

                                  APPENDIX A

                                  Ballot Form
                   Balcor/Colonial Storage Income Fund - 85
                     c/o MAVRICC Management Systems, Inc.
                            1845 Maxwell, Suite 101
                           Troy, Michigan 48084-4510

This consent is being solicited on behalf of Balcor/Colonial Storage Income Fund - 85 (the "Partnership") by Balcor Storage Partners - 85, one of the General Partners of the Partnership.

The undersigned, a Limited Partner of the Partnership, hereby votes the number of Units held of record by the undersigned on October 1, 1997, as follows, by checking the appropriate blank below in blue or black ink:

               Proposal to approve or reject the sale of substantially all of the assets of the Partnership as described in the Consent Solicitation of Limited Partners dated November 4, 1997.

For (Approve)                 Against (Reject)

------                           -------

__________________________________ _________________________  ---------
Signature of Custodian or Trustee       Signature                Date
Required for all Custodial Accounts)


                              ___________________________
                              Print Name

                              _________________________   __________________
TAX ID.:                      Signature, if held jointly         Date

UNITS:                        ___________________________
                              Print Name

          When limited partnership interest(s) are held by joint tenants, both joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When the limited partnership interest(s) are held of record by a Tax-exempt Limited Partner, the signature of the custodian or trustee is also required. If a corporation, please have signed in full corporate name by the president or other authorized officer. If a partnership, please have signed in partnership name by an authorized person. In the absence of specified instructions, signed consents will be counted as a vote FOR the proposal set forth above.

          Please mark, sign, date and return this consent form promptly, using the enclosed envelope.

ROBERT A. STANGER & CO., INC.                1129 Broad Street
FINANCIAL AND MANAGEMENT CONSULTANTS                   Shrewsbury, NJ
07702-4314
                                                  (732) 389-3600
                                             FAX  (732) 389-1751
                                                  (732) 544-0779

Balcor Storage Partners - 85
As General Partner of
Balcor/Colonial Storage Income Fund - 85
Bannockburn Lake Office Plaza
2355 Waukegan Road, Suite A200
Bannockburn, IL 60015

Gentlemen:

     You have advised us that Balcor/Colonial Storage Income Fund - 85 (the "Partnership") is entering into a transaction (the "Sale") in which sixty-nine properties owned by the Partnership (the "Properties") will be sold to Value Storage, Ltd. (the "Buyer"), for an all cash net purchase price of $59,000,000 (the "Consideration") pursuant to an agreement dated September 4, 1997, as amended (the "Agreement"). We have also been advised that the limited partners (the "Limited Partners") of the Partnership will be asked to approve the Sale pursuant to a proxy/consent solicitation statement (the "Proxy").

     Balcor Storage Partners - 85, in its capacity as a general partner of the Partnership (the "Balcor General Partner"), has requested on behalf of the Partnership that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the Limited Partners of the Partnership, from a financial point of view, of the Consideration to be received by the Partnership in the Sale.

     Stanger founded in 1978, has provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

     In the course of our review to render this opinion, we have, among other things:

     Reviewed the Agreement between the Partnership and the Buyer dated September 4, 1997;

     Reviewed the Partnership's annual reports filed with the Securities and Exchange Commission ("SEC") on Form 10K for the years ended December 31, 1994, 1995 and 1996 and the quarterly reports filed with the SEC on Form 10Q for the 1997 quarters ended March 31 and June 30;


     Reviewed summary historical operating statements for each of the Properties for 1994, 1995, 1996 and operating budgets for 1997;


     Reviewed unit dimensions reports (including actual rental rate and market rental rate information), occupancy trend information, market rental rate information, property tax information and capital expenditure information provided by Colonial Storage Centers (the "Property Manager");

     Performed site inspections of 30 of the 69 Properties owned by the Partnership and observed capital expenditure requirements at such properties;

     Interviewed key management personnel of the Balcor General Partner and the Property Manager regarding current and projected performance of the Properties, conditions in local markets and the physical condition of the Properties;

     Interviewed representatives of Insignia Mortgage & Investment Company ("Insignia"), the selling agent for the Properties, and reviewed the bid process, negotiations and the Agreement;

     Reviewed information regarding purchases and sales of self-storage properties and other information relating to acquisition criteria for self-storage properties; and

     Conducted such other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Proxy Statement that was furnished or otherwise communicated to us by the Partnership, the Balcor General Partner, the Property Manager and Insignia. We have not performed an independent appraisal of the assets and liabilities of the Partnership. We have also relied on the assurances of the Balcor General Partner that any financial statements, projections, budgets, or value estimates contained in the Proxy Statement or otherwise provided to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Properties or the information between the date of such information provided and the date of this letter, and that the Balcor General Partner, the Partnership, the Property Manager and Insignia are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Sale, (ii) make any recommendation to the Limited Partners of the Partnership with respect to whether to approve or reject the Sale or (iii) express any opinion as to the business decision to effect the Sale, alternatives to the Sale, or tax factors resulting from the Sale. Our opinion is based on business, economic, real estate and securities markets and other conditions as of the date of our analysis and addresses the Sale in the context of information available as of the date of our analysis. Events occurring after that date may materially effect the assumptions used in preparing this opinion.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter, the Consideration to be received by the Partnership in the Sale is fair to the Limited Partners of the Partnership from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Partnership and the Balcor General Partner that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,
/s/Robert A. Stanger & Co.,Inc.
-------------------------------
Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
October 29, 1997
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